Exhibit 77D

	Policies with respect to security investments


Effective January 1, 2006, the investment practices of Pacific
Funds were changed as follows:

The PF Loomis Sayles Large-Cap Growth Funds (formerly called PF AIM Blue Chip
Fund) investment practices were changed to:

* require that the Fund invest at least 80% of its assets in large-capitalization equity securities. (Resolution 1)

* allow the Fund to invest up to 20% of its assets in foreign securities (including emerging market securities and excluding securities of Canadian issuers) (as measured at the time of investment). (Resolution 1)

* allow the Fund to invest in equity and/or debt real estate investment trusts without limit. (Resolution 1)


Effective January 10, 2006, the investment practices of the Pacific Funds were changed as follows:

The PF Goldman Sachs Short Duration Bond Funds investment practices were changed to:

* allow the Fund to invest up to 25% of its assets in investment grade corporate bonds, including credit default swaps. (Resolution 2)